EXHIBIT 11


                                 DBA SYSTEMS, INC.
                      COMPUTATION OF EARNINGS (LOSS) PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE INFORMATION)
                                    (UNAUDITED)



                                                          Three Months             Six Months
                                                             Ended                    Ended
                                                           December 31             December 31
                                                        -----------------        ----------------
                                                        1997         1996        1997        1996
                                                        ----         ----        ----        ----
                                                      (Restated)              (Restated)
Net income (loss). . . . . . . . . . . . . . . (A)    $ (4,005)    $   372     $(7,821)     $  695

Weighted average shares outstanding. . . . . . (B)       4,427       4,474       4,425       4,479
Incremental shares - stock options . . . . . . .            77          47          53          34
                                                      --------     -------     -------      ------
Total. . . . . . . . . . . . . . . . . . . . . (C)       4,504       4,521       4,478       4,513



Basic Earnings (loss)  per Share . . . . . . (A/B)    $   (.90)    $   .08     $ (1.77)     $ .16
                                                      --------     -------     -------      ------


Diluted Earnings (loss)  per Share . . . . . (A/C)    $   (.90)    $   .08     $ (1.77)     $ .15
                                                      --------     -------     -------      ------



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